Exhibit 10.20

Description of Annual Cash Incentive Program

Catalyst Biosciences, Inc. (the “Company”) maintains an incentive award program (the “Program”) under which its named executive officers and certain other employees are eligible to receive an annual cash incentive bonus. Under the terms of the Program, each eligible employee is assigned a target bonus percentage of his or her base salary. The target bonus percentages for the Company’s executive officers are determined by the Compensation Committee of the Board of Directors. At or about the beginning of each fiscal year, the Compensation Committee establishes performance objectives for the Company for that year and ascribes, for each performance objective, a percentage weighting, target criteria for achievement. The performance objectives typically relate to some of the following areas — the progression or advancement of the Company’s product candidates, development program execution or outcomes, the enhancement of the Company’s product portfolio, business development, alliance management, operations, capital or operational efficiency, financial factors, or other matters.

Following the end of the fiscal year, the Compensation Committee determines the achievement level for the Program for that year. In making its determination, the Compensation Committee evaluates which achievement criteria have been met, if any, for each performance objective, the circumstances surrounding any performance objective or associated criteria that has not been met and whether to award all or any portion of the weighting ascribed to that performance objective(s), and whether to make any adjustment based on other Company accomplishments that occurred during the year.

For the Company’s named executive offices and other employees participating in this program, 100% of the annual cash incentive bonus is generally determined based on the achievement level for the Program determined by the Compensation Committee as described above. Accordingly, the annual cash incentive bonus for a particular year for each employee in this group is determined by multiplying the amount of his or her base salary received for that year times his or her assigned target bonus percentage times the achievement level for the Program determined by the Compensation Committee, provided that the Compensation Committee reserves the right to make individualized adjustments based on specific facts and circumstances.